PIXARBIO CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") is made and entered into as of January 18, 2015 by and between PixarBio Corporation ("PixarBio"), a Nevada corporation ("PixarBio"), and Robert S. Langer, an individual residing at 98 Montvale Rd., Newton, MA 02459 ("Consultant").

WHEREAS, PixarBio desires to retain Contractor to perform certain professional consulting services specified herein; and

WHEREAS, Contractor represents she has expertise in the services required by the Company and desires to be engaged in the capacity of independent contractor in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth herein, the parties agree as follows:

1. Services. Consultant agrees to perform the services listed in Exhibit A hereto, as such may be amended in writing from time to time by the parties in accordance with the terms set forth herein (the "Services").

2. Payment. In consideration of the Services performed by Consultant, PixarBio agrees to pay Consultant in accordance with the payment schedule listed in Exhibit A hereto, as such may be amended from time to time by the parties in accordance with the terms set forth herein. No other amounts shall be payable by PixarBio to Consultant.

3. Warranties of Consultant. Consultant warrants that (a) the Services performed hereunder will be performed in accordance with any statutes, regulations, ordinances or contracts applicable to the Services covered hereunder, and will be performed in accordance with ordinary business custom and usage; (b) no deliverable shall contain any material owned by any third party, except as disclosed to PixarBio in writing prior to Consultant's incorporating such material into any deliverable, and that as to any such material, Consultant shall have all rights necessary to provide to PixarBio the full, unrestricted benefits to such material as incorporated into the deliverable, including without limitation the right to use, market, distribute and copy, and to provide such rights to others; and (c) any Work Product (as defined below) shall not infringe any third party patent, copyright, trademark or misappropriate any third party trade secret or other intellectual property right.

4. Termination. PixarBio may terminate this Agreement at any time, with or without cause, upon five (5) days written notice to Consultant. Upon termination of this Agreement, PixarBio shall pay Consultant all unpaid amounts due for Services completed prior to termination. Any remedies for breach of this Agreement shall survive any termination or expiration.

5. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. PixarBio will record payments to Consultant on, and provide to Consultant, an Internal Revenue Service Form 1099, and PixarBio will not withhold any federal, state or local employment taxes on Consultant's behalf. Accordingly, Consultant

is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers' Compensation Insurance; and Consultant agrees to defend, indemnify and hold PixarBio harmless from any and all claims, damages, liability, attorneys' fees and expenses on account of (i) an alleged failure by Consultant to satisfy any such obligations or any other obligation (under this Agreement or otherwise) or (ii) any other action or inaction of Consultant. Consultant will not be considered an employee for purposes of any PixarBio employment policy or any employment benefit plan, and Consultant will not be entitled to any benefits under any such policy or benefit plan.

6. Assignment. This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the prior written consent of PixarBio. Any attempt to do so shall be void.

7. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

8. Non-Competition and Non-Solicitation. During the period in which Consultant provides Services hereunder and for two (2) years thereafter, Consultant shall not, directly or indirectly, anywhere in the world, (i) as owner, manager, stockholder, consultant, director, officer, employee or in any other capacity, act for or for the benefit of any business entity which is competitive with PixarBio, (ii) solicit for employment, employ or otherwise utilize any PixarBio employee whose work has involved contact with Consultant in connection with these Services unless PixarBio consents in writing or (iii) solicit, make a proposal to, or provide services to individuals or companies known to Consultant to be a customer or a prospective customer of PixarBio. Consultant acknowledges that PixarBio would not have retained Consultant if this Agreement had not contained Consultant's covenants in this Section.

If the period of time or the area specified in this section shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months, or the area shall be reduced by the elimination of such portion thereof, or both shall be reduced, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Consultant violates any of the restrictions contained in this section, the restrictive period for such Consultant shall not run in favor of him from the time of the commencement of any such violation until such time as such violation shall be cured.

9. Rights in Work Product. All documentation, algorithms, program code, any inventions and ideas, written material or other property, tangible or intangible, arising out of or resulting from Consultant's performance of this Agreement and all proprietary rights thereto, including copyright rights therein, (the "Work Product") shall belong to PixarBio immediately upon development. As to copyrights, Consultant agrees that all deliverables shall be deemed a "work made for hire" and that PixarBio shall be deemed the author thereof for copyright purposes; provided, however, that if any deliverable is at any time determined to not be a work made for hire, this Agreement shall be deemed an irrevocable assignment of the copyright to the entire Work Product. Consultant shall at the request of PixarBio execute all documents as are required to vest such ownership in PixarBio. Consultant irrevocably appoints PixarBio as Consultant's attorney-in-fact to execute all such documents as are required by this Section. Consultant shall treat all Work Product as Confidential Information of PixarBio under Section 10 below.

10. Confidential Information. Any specifications, drawings, sketches, models, samples, data, computer programs or documentation, algorithms, program code, customer information or other technical or business information, (hereinafter referred to as "Confidential Information") furnished or disclosed to Consultant hereunder shall be deemed the property of and, when in tangible form, shall be returned to PixarBio. Unless such Confidential Information was previously known to Consultant free of any obligation to keep it confidential, or has been or is subsequently made public by PixarBio or a third party which had the right to do so, it shall be held in confidence by Consultant, shall be used only for the purposes of performing the Services hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing.

11. No Conflicts. Consultant hereby represents and warrants that Consultant has no commitments or obligations inconsistent with this Agreement. Consultant hereby agrees to indemnify and hold PixarBio harmless against any loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. During the period during which Consultant's services are engaged by PixarBio, Consultant will not enter into any Agreement (oral or written) which may be in conflict with this Agreement.

12. Return of Property. Upon PixarBio's request, Consultant shall, within five (5) calendar days of the date this Agreement terminates and regardless of the reason for the termination, return to PixarBio all of PixarBio's property in Consultant's possession or under Consultant's control, including, but not limited to, computer hardware, software, and Confidential Information (regardless of how it is maintained) and any copies thereof.

13. Non-Disparagement. Consultant agrees that at any and all times he will not make, publish or disseminate any statement, whether oral or written, or instigate, assist with or participate in the making, publication or dissemination of any statement (including by reaching out to or contacting any member of the media), which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) PixarBio or its affairs or operations, or the reputations of any of its past or present officers, directors, managers, members, partners, shareholders, agents, attorneys, representatives and employees in their capacity as such.

14. Miscellaneous. Any breach of Section 8 or 10 will cause irreparable harm to PixarBio for which damages would not be an adequate remedy, and, therefore, PixarBio will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the federal courts located within the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees. This Agreement constitutes the entire agreement of the parties hereto, and all previous communications between the parties, whether written or oral with reference to the subject matter of this Agreement, are hereby canceled and

superseded. Sections 3, 5, 8, 9, 10, 12, 13 and 14 shall survive the termination or expiration of this Agreement for any reason. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Consultant shall not advertise, market or otherwise make known to others any information relating to the services performed under this Agreement, including mentioning or implying the name of PixarBio, or any of its personnel, without prior written consent of PixarBio.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date written below.

PIXARBIO CORPORATION

By: Frank Reynolds
Name: Frank Reynolds
Title: Chief Executive Officer

CONSULTANT

Name: Robert S. Langer